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                                                                  EXHIBIT (A)(2)

Sec. 180.1006                  State of Wisconsin            [STATE OF WISCONSIN
Wis. Stats.           DEPARTMENT OF FINANCIAL INSTITUTIONS          LOGO]
                    Division of Corporate & Consumer Services

             ARTICLES OF AMENDMENT -- STOCK, FOR-PROFIT CORPORATION

A. The present corporate name (prior to any change effected by this amendment) is:

         THOMPSON PLUMB FUNDS, INC.

================================================================================

Text of Amendment (Refer to the existing articles of incorporation and the instructions on the reverse of this form. Determine those items to be changed and set forth the number identifying the paragraph in the articles of incorporation being changed and how the amended paragraph is to read.)

RESOLVED, THAT the articles of incorporation be amended as follows:

Article 4, Section A of the Articles of Amendment is hereby amended to create a new series to be called the Thompson Plumb Select Fund and to authorize twenty million (20,000,000) shares of common stock for issuance to that series. In addition, Article 4, Section A is modified to increase the number of shares allocated to the Thompson Plumb Growth Fund from ten million (10,000,000) shares to forty million (40,000,000) shares, and the Thompson Plumb Balanced Fund from ten million (10,000,000) shares to forty million (40,000,000) shares. As a result of these changes, the third and fourth sentences of Article 4, Section A are hereby amended to read in their entirety as follows:

         The following series have been designated, subject to the authority of the Board of Directors to create additional series or to increase or decrease the number of shares of Common Stock of a series:

              Thompson Plumb Growth Fund        -     40,000,000 shares
              Thompson Plumb Balanced Fund      -     20,000,000 shares
              Thompson Plumb Bond Fund          -     10,000,000 shares
              Thompson Plumb Select Fund        -     20,000,000 shares

         The remainder of the 10,000,000 shares of Common Stock may be issued by the Board of Directors in such additional or other series as it may determine, each comprised of such number of shares of Common Stock and having such preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as shall be fixed and determined from time to time by the Board of Directors.

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FILING FEE - $40.00    See instructions, suggestions and procedures on following
                       pages.

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B.       Amendment(s) adopted on September 7, 2001
                                ------------------------------------------------

(Indicate the method of adoption by checking (X) the appropriate choice below.)

         [X] In accordance with sec. 180.1002, Wis. Stats. (By the Board of Directors)
OR
         [ ] In accordance with sec. 180.1003, Wis. Stats. (By the Board of Directors and Shareholders)
OR
         [ ] In accordance with sec. 180.1005, Wis. Stats. (By Incorporators or Board of Directors, before issuance of shares)

C.       Executed on September 12, 2001                 /s/ Thomas G. Plumb
                     ------------------------       ----------------------------
                                                            (Signature)

         Title:   [X]  President    [ ]  Secretary

         or other officer title:                          Thomas G. Plumb
                                -------------       ----------------------------
                                                           (Printed Name)


This document was drafted by                Michelle L. Atkins Head
                            ----------------------------------------------------


INSTRUCTIONS   (Ref. sec. 180.1006 Wis. Stats. for document content)

Submit one original and one exact copy to Dept. of Financial Institutions, PO Box 7846, Madison WI, 53707-7846, together with a FILING FEE OF $40.00 payable to the department. (If sent by Express or Priority U.S. mail, address to 345 W. Washington Ave., 3rd Floor, Madison WI, 53703). This document can be made available in alternate formats upon request to qualifying individuals with disabilities. The original must include an original manual signature, per sec. 180.0120(3)(c), Wis. Stats. Upon filing, the information in this document becomes public and might be used for purposes other than that for which it was originally furnished. If you have any questions, please contact the Division of Corporate & Consumer Services at 608-261-7577. Hearing-impaired may call 608-266-8818 for TTY.


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ARTICLES OF AMENDMENT - Stock, For-Profit Corporation

 _
|

         MICHELLE L. ATKINS HEAD
         QUARLES & BRADY LLP
         411 EAST WISCONSIN AVENUE
         MILWAUKEE, WI  53202-4497


|_

-   Your return address and phone number during the day: (414) 277 - 5809
                                                         ----------------

INSTRUCTIONS   (Continued)
------------

A. State the name of the corporation (before any change effected by this amendment) and the text of the amendment(s). The text should recite the resolution adopted (e.g., "Resolved, that Article 1 of the articles of incorporation be amended to read: ...... (enter the amended article).
         If an amendment provides for an exchange, reclassification or cancellation of issued shares, state the provisions for implementing the amendment if not contained in the amendment itself.

B. Enter the date of adoption of the amendment(s). If there is more than one amendment, identify the date of adoption of each. Mark (X) one of the three choices to indicate the method of adoption of the amendment(s).

         By Board of Directors - Refer to sec. 180.1002 for specific information on the character of amendments that may be adopted by the Board of Directors without shareholder action.

         By Board of Directors and Shareholders - Amendments proposed by the Board of Directors and adopted by shareholder approval. Voting requirements differ with circumstances and provisions in the articles of incorporation. See sec. 180.1003, Wis. Stats., for specific information.

         By Incorporators or Board of Directors - Before issuance of shares - See sec. 180.1005, Wis. Stats., for conditions attached to the adoption of an amendment approved by a vote or consent of less than 2/3rds of the shares subscribed for.

C. Enter the date of execution and the name and title of the person signing the document. The document must be signed by one of the following: An OFFICER of the corporation (or incorporator if directors have not been elected), or a court-appointed receiver, trustee or fiduciary. A director is NOT empowered to sign.

If the document is executed in Wisconsin, sec. 182.01(3) provides that it shall not be filed unless the name of the person (individual) who drafted it is printed, typewritten or stamped thereon in a legible manner. If the document is not executed in Wisconsin, enter that remark.

FILING FEE - Minimum fee is $40.00. If the amendment increases the number of authorized shares, provide an additional fee of 1 cent for each newly authorized share.



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